Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Green Plains Inc.,

as sole Member of BlendStar LLC:

We consent to the use of our report dated March 5, 2015, with respect to the consolidated balance sheets of BlendStar LLC and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, incorporated herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Omaha, Nebraska

June 16, 2015